Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and CFO 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067

Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE	January 20, 2011

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE FOURTH QUARTER OF 2010

—Net Interest Margin Increases to 5.21%—

—Credit Loss Reserve at 3.30% of Net Non-Covered Loans—

—Nonaccrual Loans and Non-Performing Assets Decline—

—Core Deposits Grow $24.2 Million—

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) today announced a net loss for the fourth quarter of 2010 of $7.7 million, or $0.22 per diluted share, compared to net earnings of $3.5 million, or $0.10 per diluted share, for the third quarter of 2010.  The fourth quarter included a $35.3 million ($20.5 million after-tax) credit loss provision for non-covered loans, of which $14.3 million ($8.3 million after-tax) is attributed to the Company’s sale of $74.9 million of classified loans in December 2010 for $54.0 million in cash, and a $1.9 million ($1.1 million after tax) penalty for the early repayment of $50 million of FHLB advances.

As a result of loan sales and other credit management activities, our non-covered loan portfolio credit quality measures improved as shown in the following table:

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
Nonaccrual loans	$94,183	$105,539	$240,167
Nonperforming assets	$119,781	$130,137	$283,422
Performing restructured loans	$89,272	$143,407	$181,454
Allowance for credit losses to nonaccrual loans	110.77%	95.93%	51.75%
Allowance for credit losses to loans, net of unearned income	3.30%	3.05%	3.35%

Fourth quarter earnings include the operating results of Los Padres Bank (“Los Padres”), which was acquired in an FDIC-assisted transaction on August 20, 2010 and added $3.3 million in net earnings during the quarter.  Los Padres has added $3.7 million in net earnings since its acquisition.

Net loss for the year ended December 31, 2010 was $62.0 million, or $1.77 per diluted share, compared to a net loss of $9.4 million for 2009, or $0.30 per diluted share.  The increase in the net loss was primarily due to higher 2010 credit loss provisions from the Company’s sales of classified loans and the $67.0 million ($38.9 million after tax) gain on the Affinity Bank acquisition recorded in 2009.  There was no similar gain in 2010.  The credit loss provision on non-covered loans increased $37.1 million ($21.5 million after-tax) to $179.0 million.  Such credit loss provision includes $85.7 million ($49.7 million after tax) related to the $398.5 million of classified loans sold in 2010.

The Company made strategic decisions in the first and fourth quarters of 2010 to sell $398.5 million of its classified loans at a discount from their carrying values.  The effect of the sales was the immediate recognition of the losses as charge-offs, large reductions in the Company’s classified loan balances and reduced credit risk in the Company’s loan portfolio.  The fourth quarter classified loan sale included $17.6 million of nonaccrual loans.

This press release contains non-GAAP financial disclosures for tangible common equity.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible common equity amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratios in addition to equity-to-assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

FOURTH QUARTER RESULTS

	Three Months Ended
	December 31,	September 30,
	2010	2010
	(Dollars in thousands, except per share data)
Financial Highlights:
Net (loss) earnings	$(7,688)	$3,500
Diluted (loss) earnings per share	$(0.22)	$0.10
Annualized return on average assets	(0.53)%	0.25%
Annualized return on average equity	(6.15)%	2.82%
Net interest margin	5.21%	5.08%
Efficiency ratio (1)	67.4%	60.8%

At Quarter End:
Allowance for credit losses to non-covered loans, net of unearned income (2)	3.30%	3.05%
Equity to assets ratios:
PacWest Bancorp Consolidated	8.66%	8.60%
Pacific Western Bank	10.34%	10.17%
Tangible common equity ratios:
PacWest Bancorp Consolidated	7.44%	7.39%
Pacific Western Bank	9.13%	8.98%

(1) FDIC loss sharing income increased the fourth quarter and reduced third quarter efficiency ratios by 116 bps and 560 bps, respectively.

(2) Non-covered loans exclude loans from the Los Padres and Affinity acquisitions covered by a loss sharing agreement with the FDIC.

The decline in fourth quarter net earnings compared to the prior quarter was due to a combination of higher net interest income, higher provision for credit losses on non-covered loans, lower FDIC loss sharing income and higher noninterest expense.  The growth in net interest income was due mostly to accelerated accretion of purchase discount on covered loan payoffs and the increase in average loans from the Los Padres acquisition.  The lower FDIC loss sharing income was due to a net reduction in the FDIC loss sharing asset as covered loan credit costs declined and certain covered loans, which are carried at a discount, were resolved above their carrying values.  The increase in noninterest expense was due principally to the penalty on the early repayment of FHLB advances.

Net credit costs on a pre-tax basis are shown in the following table:

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2010	2010	2010	2009
	(In thousands)

Provision for credit losses on non-covered loans	$35,315	$17,050	$178,992	$141,900

Provision for credit losses on covered loans	2,096	7,400	39,046	18,000
Less: increase in FDIC loss sharing asset	1,677	5,920	31,237	14,400
Net credit costs on covered loans	419	1,480	7,809	3,600

Non-covered OREO expense	1,093	2,151	12,310	21,569

Covered OREO (income) expense	699	(319)	2,460	1,753
Less: OREO-related increase (decrease) in FDIC loss sharing asset	529	(409)	1,786	1,214
Net covered OREO expense	170	90	674	539

Total credit-related costs, net	$36,997	$20,771	$199,785	$167,608

Non-covered loan net charge-offs	$32,231	$9,240	$198,942	$86,412

Charge-offs on loans sold included in non-covered loan net charge-offs above	$20,942	$—	$144,647	$—

The credit loss provision for the fourth quarter had two components: $35.3 million for non-covered loans and $2.1 million for covered loans.  The fourth quarter non-covered credit loss provision was driven by (a) non-covered loan net charge-offs of $32.2 million, which included $20.9 million in charge-offs from the sale of classified loans in December and (b) the level of nonaccrual and classified loans.  The covered loan credit loss provision was driven by credit deterioration on covered loans since the acquisition dates.  The covered loan credit loss provision was offset by an increase in the FDIC loss sharing asset, which represents the FDIC’s 80% share of the provisions.

Matt Wagner, Chief Executive Officer, commented, “During the fourth quarter, we completed the sale of $74.9 million of classified loans, which, when combined with the first quarter classified loan sale and our direct workout efforts, decreased classified loans, nonaccrual loans and nonperforming assets, reduced credit risk in our loan portfolio and significantly improved coverage ratios at year-end.  During 2010, we provisioned nearly $180 million to handle existing loans and to facilitate the transition and resolution of weaker credits.  Our strong capital position, coupled with the earnings generation from our core franchise, gave us the flexibility to address issues directly and maintain excellent capital ratios.”

Mr. Wagner continued, “We increased core deposits significantly in the fourth quarter and in 2010, primarily through organic growth.  We also completed the systems conversion for the Los Padres operation in December.  Our footprint now extends from San Diego to Northern California, inland to the Desert and into Arizona, with concentration in what we believe are the most attractive business demographics in California. While we remain cautious on the economic outlook in California, economic optimism is slowly returning.  We are well-positioned to take advantage of any economic recovery, serve our existing customers and attract new customers.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “The events of the fourth quarter reflect the strengths of our core business and the positive impact of the Los Padres acquisition.  Our net interest margin continued to expand, reflecting higher yield on acquired loans and our deposit cost management, which caused all-in deposit cost to drop to 0.50% for the fourth quarter.  Our core deposits increased over $24 million and represented 74% of total deposits at year end.  In addition to gaining a foothold in the Central Coast market, the Los Padres acquisition augmented our earnings generation ability and added $3.3 million in net earnings in the fourth quarter.”

Mr. Santoro continued, “Liquidity and capital positions remain strong.  The Company’s cash and available-for-sale securities, which represent 18% of assets at year-end, position us to take advantage of asset generation opportunities as they arise.  Our capital position allowed us to absorb the loss from the fourth quarter classified loan sale and at the same time maintain our capital ratios significantly above the well-capitalized minimums.”

YEAR TO DATE RESULTS

	Year Ended
	December 31,
	2010	2009
	(Dollars in thousands, except per share data)
Financial Highlights:
Net loss	$(62,016)	$(9,350)
Diluted loss per share	$(1.77)	$(0.30)
Net interest margin	5.02%	4.79%
Efficiency ratio	63.3%	55.7%

The higher net loss for the year ended December 31, 2010 compared to last year was due mostly to two factors: the 2009 gain recorded in connection with the Affinity acquisition and the higher credit loss provisions in 2010 from the Company’s sales of $398.5 million of classified loans and higher non-covered loan charge-offs.  When compared to 2009, 2010 shows higher net interest income of $33.3 million ($19.3 million after-tax), higher provision for credit losses of $58.1 million ($33.7 million after-tax), higher FDIC loss sharing income of $12.0 million ($7.0 million after-tax) and higher noninterest expense of $9.6 million ($5.6 million after-tax).  The increases in these categories reflect the inclusion of the operating results for Affinity Bank since its August 2009 acquisition date and Los Padres Bank since its August 2010 acquisition date.

BALANCE SHEET CHANGES

During the fourth quarter total loans declined $214.9 million on a net basis, including a $157.4 million decrease in non-covered loans, which reflected in part the $74.9 million reduction related to the classified loans sold in December.  The loan portfolio continues to decline generally due to repayments, resolution activities and low loan demand.  Non-covered loans, net of unearned income, were $3.2 billion at December 31, 2010 and the covered loan portfolio was $908.6 million at December 31, 2010.

Investment securities available-for-sale grew $85.2 million during the fourth quarter due primarily to the purchase of $179.0 million in government-sponsored entity pass through securities with excess cash balances.  At December 31, 2010 overnight funds held at the Federal Reserve Bank totaled $26.1 million, a decrease of $42.1 million from the balance at September 30, 2010.

The activity in non-covered and covered OREO for the fourth quarter is shown in the following table:

	Three Months Ended
	December 31, 2010
	Non-Covered	Covered
	OREO	OREO
	(In thousands)
Beginning of period	$24,598	$55,244
Adjustment to initial fair value	—	519
Foreclosures	3,272	20,762
Write-downs from updated appraisals	(907)	(1,974)
Reductions related to sales	(1,365)	(18,735)
End of period	$25,598	$55,816

There were no gains or losses on sales of non-covered OREO in the fourth quarter of 2010; there were, however, $2.0 million in net gains for the full year of 2010.

Total deposits declined $151.2 million during the fourth quarter to $4.6 billion at December 31, 2010 largely as a result of brokered deposit maturities and runoff of higher cost acquired time deposit accounts.  Time deposits decreased $175.4 million during the fourth quarter, including brokered deposit maturities of $68.3 million, to $1.2 billion at December 31, 2010.  Brokered deposits totaled $36.2 million at December 31, 2010.  Core deposits, which include noninterest-bearing demand, interest checking, money market, and savings accounts, increased $24.2 million during the fourth quarter and totaled $3.4 billion at December 31, 2010, or 74% of total deposits at that date.  Noninterest-bearing demand deposits declined $2.3 million during the fourth quarter to $1.5 billion and represented 32% of total deposits at December 31, 2010.

Acquired Los Padres deposits totaled $360.7 million at December 31, 2010, a $132.1 million decline since September 30, 2010.  The decline was centered in time deposits after the rates on them were reduced to market effective September 1, 2010.

COVERED ASSETS

As part of the Los Padres and Affinity acquisitions we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on loans and other real estate owned, and in the case of the Affinity acquisition, certain investment securities.

A summary of the covered assets at December 31, 2010 and September 30, 2010 is shown in the following table.

	December 31,	September 30,
Covered Assets	2010	2010
	(In thousands)
Loans, net	$908,576	$966,140
Investment securities	50,437	51,125
Other real estate owned	55,816	55,244
Total covered assets	$1,014,829	$1,072,509

NET INTEREST INCOME

Net interest income was $68.5 million for the fourth quarter of 2010 compared to $65.2 million for the third quarter of 2010.  The $3.3 million increase is due mostly to a $2.8 million increase in interest income attributable to higher average loans from the Los Padres acquisition, the accelerated accretion of purchase discount on the disposal of certain covered loans, and the higher average balance of investments due to securities purchases.  Contributing to the increase in net interest income was a reduction in interest expense of $585,000 due mainly to rate reductions on our money market and time deposit accounts and maturities of higher cost brokered deposits.

Net interest income grew by $33.3 million to $249.3 million for 2010 compared to 2009.  This growth was due to a $20.4 million increase in interest income and a $12.9 million decline in interest expense.  The increase in interest income was due to higher average balances of investment securities from the purchase of $627.9 million of government-sponsored entity pass through securities during 2010, the interest-earning assets from the Los Padres and Affinity acquisitions, and a higher average yield on loans.  The decline in interest expense was due mainly to lower rates paid on deposits and borrowings and lower average borrowings.

NET INTEREST MARGIN

Our net interest margin for the fourth quarter of 2010 was 5.21%, an increase of 13 basis points from the 5.08% posted for the third quarter of 2010.  Such improvement reflects a higher yield on average loans during the fourth quarter.  The yield on average loans was 6.64% for the fourth quarter of 2010 compared to 6.59% for the prior quarter.  The loan yield, earning asset yield and net interest margin are all affected by loans being placed on or removed from nonaccrual status and the acceleration of purchase discounts on covered loan pay-offs; the loan yield and net interest margin for the fourth quarter were positively impacted by 20 basis points and 16 basis points, respectively, from the combination of these items.  The loan yield and net interest margin for the third quarter were positively impacted by12 basis points and 10 basis points, respectively, from these items.  The cost of interest-bearing deposits and all-in deposit cost decreased 8 basis points and 5 basis points to 0.73% and 0.50%, respectively; such decreases resulted primarily from lower rates on our deposit products and maturities of higher cost brokered deposits.

The net interest margin for 2010 was 5.02%, an increase of 23 basis points when compared to 2009.  The increase is due mostly to a higher yield on average loans and lower funding costs, due principally to lower rates paid on deposits and lower average borrowings.

NONINTEREST INCOME

Noninterest income for the fourth quarter of 2010 totaled $4.6 million compared to $10.8 million for the third quarter of 2010.  The $6.2 million decline was due mostly to lower FDIC loss sharing income stemming from lower credit-related costs on covered loans, OREO, and a third quarter other-than-temporary impairment (OTTI) charge on one covered investment security. There was no OTTI charge in the fourth quarter.  Such decline was offset by an increase in service charges and fee income attributable to a full quarter of operations with Los Padres and an increase in rates charged for certain deposit services.  Loss sharing income declined due to higher FDIC loss sharing asset write-offs as covered loans, which are carried at a discount, were resolved above their carrying values.

Noninterest income declined in 2010 to $48.8 million from the $105.9 million earned in 2009.  The $57.1 million decrease was due mainly to the $67.0 million gain on the Affinity acquisition recorded in August 2009; there was no similar gain in 2010.  This was offset partially by an increase of $12.0 million in FDIC loss sharing income to $28.3 million in 2010 compared to 2009.

NONINTEREST EXPENSE

Noninterest expense totaled $49.3 million for the fourth quarter of 2010 compared to $46.2 million for the third quarter of 2010.  The $3.1 million increase was due mostly to a penalty of $1.9 million for the early repayment of $50 million in FHLB advances and an increase in other expense categories related to a full quarter of the Los Padres operations.  Los Padres noninterest expense totaled $4.4 million for the fourth quarter compared to $2.1 million for the third quarter.  Other professional services declined $861,000 during the fourth quarter as the third quarter included higher consulting, legal, and due diligence costs related to acquisition activity and ongoing loan workouts.

Noninterest expense includes amortization of time-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $1.9 million for the fourth quarter of 2010, $2.1 million for the third quarter of 2010 and $8.5 million for the year ended December 31, 2010.  Intangible asset amortization totaled $2.4 million for the fourth quarter of 2010, $2.4 million for the third quarter of 2010 and $9.6 million for the year ended December 31, 2010.

Noninterest expense increased $9.6 million year-over-year to $188.8 million for 2010.  The growth in most expense categories was due primarily to higher overhead costs related to the Affinity and Los Padres acquisitions. Compensation increased $9.3 million due to the acquisitions and severance costs. Occupancy costs increased $1.3 million due mostly to the 10 branches added in the Affinity acquisition and 14 branches added in the Los Padres acquisition. Other professional services increased $1.7 million due mostly to higher legal costs related to loan workout activity and consulting fees for acquisitions. Other expense increased $3.5 million due mostly to higher loan-related costs from loan workouts and $2.7 million in penalties for early repayment of $175 million in FHLB advances; there were no FHLB prepayment penalties in 2009.  OREO costs declined $8.6 million due mostly to higher net gains on sales and lower write-downs and costs in 2010.

CREDIT QUALITY

Although our credit risk profile improved through both the classified loan sale and ongoing portfolio workout measures, our loan portfolio, including both non-covered and covered loans, continues to experience pressure from adverse economic conditions in Southern California and other areas where our borrowers and collateral are located.  We expect such situation to continue during 2011.

Credit Loss Provisions

The fourth quarter provision for credit losses totaled $37.4 million and was composed of $21.0 million on the non-covered loan portfolio, $14.3 million related to the December classified loan sale, and $2.1 million on the covered loan portfolio. The third quarter provision for credit losses totaled $24.5 million and was composed of $17.1 million on the non-covered loan portfolio and $7.4 million on the covered loan portfolio.  The provision on the non-covered portfolio is generated by our allowance methodology and reflects net charge-offs, the levels of nonaccrual and classified loans, and the migration of loans into various risk classifications.  The covered loan credit loss provision increases the covered loan allowance for credit losses and results from credit deterioration on covered loans since the acquisition dates.

The fourth quarter loan sale resulted in a charge-off of $20.9 million to the allowance for loan losses, of which $6.6 million had been previously provided through the Company’s allowance methodology.  The additional $14.3 million charge-off represents the market discount in excess of the Company’s allocated allowance necessary for the loans to be sold to a third party.

Fourth quarter net charge-offs on non-covered loans totaled $32.2 million compared to third quarter net charge-offs of $9.2 million. The fourth quarter net charge-offs included $20.9 million in charge-offs from the $74.9 million of classified loans sold in December.  The allowance for credit losses on the non-covered portfolio totaled $104.3 million and $101.2 million at December 31, 2010 and September 30, 2010, respectively, and represented 3.30% and 3.05% of the non-covered loan balances at those respective dates.  The allowance for credit losses as a percent of nonaccrual loans was 111% at December 31, 2010.

Non-covered Nonaccrual Loans and Other Real Estate Owned

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $119.8 million at December 31, 2010 compared to $130.1 million at September 30, 2010. The $10.3 million reduction in non-covered nonperforming assets is due primarily to lower nonaccrual loans attributable to the classified loan sale in December. The ratio of non-covered nonperforming assets to non-covered loans and non-covered OREO decreased to 3.76% at December 31, 2010 from 3.89% at September 30, 2010.

The velocity of new nonaccrual loans has slowed over the last few quarters as shown in the following chart.

The types and balances of non-covered loans included in the categories of nonaccrual and accruing loans past due between 30 and 89 days at December 31, 2010 and September 30, 2010 follow:

	Nonaccrual Loans (1)				Accruing and Over
	December 31, 2010		September 30, 2010		30 days Past Due (1)
		% of		% of	December 31,	September 30,
		Loan		Loan	2010	2010
Loan Category	Balance	Category	Balance	Category	Balance	Balance
	(Dollars in thousands)
SBA:
SBA 504	$9,346	12.5%	$24,480	26.5%	$190	$500
SBA 7(a) and Express	6,518	19.7%	5,258	16.3%	423	141
Total SBA	15,864		29,738		613	641
Commercial real estate	21,805	1.1%	26,392	1.3%	1,652	1,356
Residential land	24,886	65.8%	25,463	67.8%	—	22
Commercial	16,219	2.6%	8,592	1.3%	746	1,189
Commercial construction	1,516	2.2%	1,353	1.6%	—	—
Residential multi-family	818	0.6%	848	0.6%	—	—
Residential	8,255	7.7%	9,250	8.4%	585	1,043
Residential construction	810	3.0%	814	3.0%	—	—
Commercial land	1,897	4.3%	1,517	3.5%	—	—
Other, including foreign	2,113	4.4%	1,572	3.0%	138	335
	$94,183	3.0%	$105,539	3.2%	$3,734	$4,586

(1) Excludes covered loans acquired from the Los Padres and Affinity acquisitions.

The $11.4 million decline in non-covered nonaccrual loans during the fourth quarter was attributable to (a) sales of $17.6 million, (b) other reductions, payoffs and returns to accrual status of $2.1 million, (c) foreclosures of $2.0 million, (d) charge-offs of $11.1 million, and (e) additions of $21.4 million.

At December 31, 2010, 73% of the nonaccrual loan total was represented by:

1.               SBA-related loans of $15.9 million.

2.               Two loans collateralized by land in Ventura County, California totaling $23.3 million.

3.               One loan for $5.7 million secured by an out-of-state shopping center.  This loan has been written down to its underlying collateral value based on the most recent appraisal.  A receiver is in place to manage the property and foreclosure proceedings have commenced.

4.               A hotel-secured loan totaling $4.2 million.   Since the loan was placed on nonaccrual, operating income from the property has improved and it is projected to return to profitability.

5.               Four industrial warehouse loans to the same borrower totaling $5.8 million.

6.               One residential loan for $6.4 million.   The loan is collateralized by 2nd trust deeds on two single family residences in Beverly Hills, California.

7.               Two unsecured loans to the same borrower totaling $6.9 million.  The borrower has notified the Bank that his cash flow is no longer sufficient to service his debt.  A $6.9 million charge-off was taken in the fourth quarter and a 100% specific reserve was established for the remaining loan amount.

The details of non-covered OREO follow:

	December 31,	September 30,
Property Type	2010	2010
	(In thousands)
Commercial real estate	$18,205	$18,920
Single family residences	2,743	2,743
Construction and land development	4,650	2,935
Total non-covered OREO	$25,598	$24,598

Covered Loans and Other Real Estate Owned

As part of the Los Padres acquisition that occurred on August 20, 2010 and the Affinity acquisition that occurred on August 28, 2009, we entered into loss sharing agreements with the FDIC that cover a substantial portion of losses incurred after the acquisition dates on loans and other real estate owned.  The carrying value of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and “covered OREO”; collectively, “covered nonperforming assets”) are as follows.

	December 31,	September 30,
	2010	2010
	(In thousands)
Covered nonaccrual loans	$142,964	$171,804
Covered OREO	55,816	55,244
Total covered nonperforming assets	$198,780	$227,048

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at December 31, 2010 as shown in the following table.

	December 31, 2010
	Well	Pacific	PacWest
	Capitalized	Western	Bancorp
	Requirement	Bank	Consolidated
Tier 1 leverage capital ratio	5.00%	8.34%	8.37%
Tier 1 risk-based capital ratio	6.00%	12.44%	12.42%
Total risk-based capital ratio	10.00%	13.72%	13.70%
Tangible common equity ratio	N/A	9.13%	7.44%

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with $5.5 billion in assets as of December 31, 2010, with one wholly-owned banking subsidiary, Pacific Western Bank (“Pacific Western”). Through 82 full-service community banking branches, including branches of the recently acquired Los Padres Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, Santa Barbara, San Bernardino, San Diego, San Francisco, San Luis Obispo, San Mateo and Ventura Counties in California and Maricopa County in Arizona.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com.  Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; settlements with the FDIC related to our loss-sharing arrangement and other adjustments related to the Los Padres Bank and Affinity Bank acquisitions; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the wars in Iraq and Afghanistan; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S.

Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
	(In thousands, except per share and share data)
ASSETS
Cash and due from banks	$82,170	$91,615	$93,915
Interest-earning deposits in financial institutions	26,382	68,470	117,133
Total cash and cash equivalents	108,552	160,085	211,048

Non-covered securities available-for-sale	823,579	737,642	371,575
Covered securities available-for-sale	50,437	51,125	52,125
Total securities available-for-sale, at estimated fair value	874,016	788,767	423,700
Federal Home Loan Bank stock, at cost	55,040	57,332	50,429
Total investment securities	929,056	846,099	474,129

Non-covered loans, net of unearned income	3,161,055	3,318,409	3,707,383
Allowance for loan losses	(98,653)	(96,494)	(118,717)
Total non-covered loans, net	3,062,402	3,221,915	3,588,666
Covered loans, net	908,576	966,140	621,686
Total loans	3,970,978	4,188,055	4,210,352

Non-covered other real estate owned, net	25,598	24,598	43,255
Covered other real estate owned, net	55,816	55,244	27,688
Total other real estate owned	81,414	79,842	70,943

Premises and equipment	22,578	21,138	22,546
Goodwill	47,301	46,228	—
Core deposit and customer relationship intangibles	25,843	28,441	33,296
Cash surrender value of life insurance	66,182	65,735	66,149
FDIC loss sharing asset	116,352	141,591	112,817
Other assets	160,765	165,708	122,799
Total assets	$5,529,021	$5,742,922	$5,324,079

LIABILITIES
Noninterest-bearing deposits	$1,465,562	$1,467,862	$1,302,974
Interest-bearing deposits	3,184,136	3,333,052	2,791,595
Total deposits	4,649,698	4,800,914	4,094,569
Borrowings	225,000	275,000	542,763
Subordinated debentures	129,572	129,648	129,798
Accrued interest payable and other liabilities	45,954	43,598	50,176
Total liabilities	5,050,224	5,249,160	4,817,306
STOCKHOLDERS’ EQUITY (1)	478,797	493,762	506,773
Total liabilities and stockholders’ equity	$5,529,021	$5,742,922	$5,324,079

(1) Includes net unrealized gain (loss) on securities available-for-sale, net	$3,969	$11,410	$(104)

Tangible book value per share	$11.06	$11.42	$13.52
Book value per share	$13.06	$13.45	$14.47

Shares outstanding (includes unvested restricted shares of 1,230,582 at December 31, 2010, 1,359,594 at September 30, 2010 and 1,095,417 at December 31, 2009)	36,672,429	36,708,275	35,015,322

PACWEST BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(In thousands, except per share data)
Interest income:
Loans	$70,597	$68,480	$70,331	$265,136	$258,499
Investment securities	7,222	6,519	5,041	24,564	10,969
Deposits in financial institutions	79	131	197	584	406
Total interest income	77,898	75,130	75,569	290,284	269,874

Interest expense:
Deposits	6,028	6,375	7,475	26,237	31,916
Borrowings	2,113	2,129	4,300	9,126	15,497
Subordinated debentures	1,237	1,459	1,467	5,594	6,415
Total interest expense	9,378	9,963	13,242	40,957	53,828

Net interest income	68,520	65,167	62,327	249,327	216,046

Provision for credit losses:
Non-covered loans	35,315	17,050	34,900	178,992	141,900
Covered loans	2,096	7,400	18,000	39,046	18,000
Total provision for credit losses	37,411	24,450	52,900	218,038	159,900

Net interest income after provision for credit losses	31,109	40,717	9,427	31,289	56,146

Noninterest income:
Service charges on deposit accounts	3,305	2,861	2,890	11,561	12,008
Other commissions and fees	1,896	1,760	1,799	7,291	6,951
Other-than-temporary impairment loss on securities	—	(874)	—	(874)	—
Increase in cash surrender value of life insurance	320	353	375	1,440	1,579
FDIC loss sharing income (expense), net	(1,277)	6,406	16,314	28,330	16,314
Other income	404	279	450	1,036	2,066
Gain from Affinity acquisition	—	—	—	—	66,989
Total noninterest income	4,648	10,785	21,828	48,784	105,907

Noninterest expense:
Compensation	23,944	23,060	20,320	87,483	78,173
Occupancy	7,233	6,872	7,100	27,639	26,383
Data processing	2,556	2,121	1,831	8,538	6,946
Other professional services	1,833	2,694	2,047	8,567	6,914
Business development	570	571	663	2,463	2,541
Communications	919	811	789	3,329	2,932
Insurance and assessments	2,369	2,431	1,826	9,685	9,305
Other real estate owned, net	1,792	1,832	4,953	14,770	23,322
Intangible asset amortization	2,360	2,434	2,355	9,642	9,547
Other expense	5,710	3,348	3,329	16,687	13,141
Total noninterest expense	49,286	46,174	45,213	188,803	179,204

Earnings (loss) before income taxes	(13,529)	5,328	(13,958)	(108,730)	(17,151)
Income tax (expense) benefit	5,841	(1,828)	6,178	46,714	7,801
Net earnings (loss)	$(7,688)	$3,500	$(7,780)	$(62,016)	$(9,350)

Per share information:
Basic earning (loss) per share	$(0.22)	$0.10	$(0.23)	$(1.77)	$(0.30)
Diluted earnings (loss) per share	$(0.22)	$0.10	$(0.23)	$(1.77)	$(0.30)

PACWEST BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(Dollars in Thousands)
Average Assets:
Loans, net of unearned income	$4,216,088	$4,123,684	$4,439,586	$4,068,450	$4,111,379
Investment securities	886,392	757,945	421,647	675,979	258,160
Interest-earning deposits in financial institutions	116,721	208,074	298,073	226,276	144,216
Federal funds sold	—	—	279	—	135
Average interest-earning assets	5,219,201	5,089,703	5,159,585	4,970,705	4,513,890
Other assets	531,829	455,323	373,570	455,005	309,827
Average total assets	$5,751,030	$5,545,026	$5,533,155	$5,425,710	$4,823,717

Average liabilities:
Interest checking deposits	$494,313	$466,366	$438,242	$458,703	$390,605
Money market deposits	1,305,199	1,246,585	1,188,939	1,230,924	981,901
Savings deposits	139,228	124,132	111,374	121,793	114,933
Time deposits	1,327,869	1,281,423	1,064,596	1,181,735	874,786
Average interest-bearing deposits	3,266,609	3,118,506	2,803,151	2,993,155	2,362,225
Borrowings	272,848	276,543	706,013	324,150	550,888
Subordinated debentures	129,621	129,683	129,829	129,703	129,901
Average interest-bearing liabilities	3,669,078	3,524,732	3,638,993	3,447,008	3,043,014
Noninterest-bearing deposits	1,538,748	1,472,366	1,318,819	1,437,493	1,245,512
Other liabilities	47,002	55,450	52,846	47,586	50,043
Average total liabilities	5,254,828	5,052,548	5,010,658	4,932,087	4,338,569
Average stockholders’ equity	496,202	492,478	522,497	493,623	485,148
Average liabilities and stockholders’ equity	$5,751,030	$5,545,026	$5,533,155	$5,425,710	$4,823,717

Average deposits	$4,805,357	$4,590,872	$4,121,970	$4,430,648	$3,607,737
Average funding sources (1)	$5,207,826	$4,997,098	$4,957,812	$4,884,501	$4,288,526

Yield on:
Average loans	6.64%	6.59%	6.29%	6.52%	6.29%
Average investment securities	3.23%	3.41%	4.74%	3.63%	4.25%
Average interest-earning deposits	0.27%	0.25%	0.26%	0.26%	0.28%
Average interest-earning assets	5.92%	5.86%	5.81%	5.84%	5.98%

Cost of:
Average interest-bearing deposits	0.73%	0.81%	1.06%	0.88%	1.35%
Average borrowings	3.07%	3.05%	2.42%	2.82%	2.81%
Average subordinated debentures	3.79%	4.46%	4.48%	4.31%	4.94%
Average interest-bearing liabilities	1.01%	1.12%	1.44%	1.19%	1.77%

Interest rate spread (2)	4.91%	4.74%	4.37%	4.65%	4.21%
Net interest margin (3)	5.21%	5.08%	4.79%	5.02%	4.79%

Cost of average deposits (4)	0.50%	0.55%	0.72%	0.59%	0.88%
Cost of average funding sources (5)	0.71%	0.79%	1.06%	0.84%	1.26%

(1) Average funding sources is the sum of average interest-bearing liabilities plus average noninterest-bearing deposits.

(2) Interest rate spread is calculated as the yield on average interest-earning assets less the cost of average interest-bearing liabilities.

(3) Net interest rate margin is calculated as annualized net interest income divided by average interest-earning assets.

(4) Cost of average deposits is calculated as annualized interest expense on deposits divided by average deposits.

(5) Cost of average funding sources is calculated as annualized total interest expense divided by average funding sources.

PACWEST BANCORP AND SUBSIDIARIES

DEPOSITS

(Unaudited)

	December 31,	September 30,	December 31,
Deposit Category	2010	2010	2009
	(Dollars in thousands)
Noninterest-bearing deposits	$1,465,562	$1,467,862	$1,302,974
Interest checking deposits	494,617	487,022	439,694
Money market deposits	1,321,780	1,303,522	1,171,386
Savings deposits	135,876	135,245	108,569
Total core deposits	3,417,835	3,393,651	3,022,623
Time deposits under $100,000	436,838	559,724	505,130
Time deposits $100,000 and over	795,025	847,539	566,816
Total time deposits	1,231,863	1,407,263	1,071,946
Total deposits	$4,649,698	$4,800,914	$4,094,569

Noninterest-bearing deposits as a percentage of total deposits	32%	31%	32%
Core deposits as a percentage of total deposits	74%	71%	74%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
Loan Category	2010	2010	2010	2010	2009
	(In thousands)
Domestic:
Real estate mortgage	$2,274,733	$2,368,943	$2,229,331	$2,197,295	$2,423,712
Commercial	663,557	708,329	709,075	720,105	781,003
Real estate construction	179,479	192,595	194,181	284,274	440,286
Consumer	25,058	28,328	30,323	28,804	32,138
Foreign:
Commercial	21,057	22,948	25,309	26,736	34,524
Other, including real estate	1,551	1,595	1,637	1,675	1,719
Total gross non-covered loans	$3,165,435	$3,322,738	$3,189,856	$3,258,889	$3,713,382

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE MORTGAGE LOANS

(Unaudited)

	December 31, 2010		September 30, 2010		December 31, 2009
		% of		% of		% of
Loan Category	Balance	Total	Balance	Total	Balance	Total
	(Dollars in thousands)
Commercial real estate mortgage:
Industrial/warehouse	$432,263	19.0%	$414,020	17.5%	$328,709	13.6%
Retail	374,027	16.4%	394,727	16.7%	434,902	17.9%
Office buildings	350,192	15.4%	358,858	15.1%	319,912	13.2%
Owner-occupied	263,603	11.6%	279,760	11.8%	291,198	12.0%
Hotel	156,614	6.9%	166,504	7.0%	262,556	10.8%
Healthcare	102,227	4.5%	95,311	4.0%	91,740	3.8%
Gas station	38,502	1.7%	40,008	1.7%	39,260	1.6%
Self storage	26,432	1.2%	32,235	1.4%	30,038	1.2%
Restaurant	26,463	1.2%	26,461	1.1%	26,723	1.1%
Land acquisition/development	9,649	0.4%	9,693	0.4%	9,819	0.4%
Unimproved land	1,494	0.1%	1,524	0.1%	5,485	0.2%
Other	250,068	11.0%	300,144	12.7%	268,269	11.1%
Total commercial real estate mortgage	2,031,534	89.3%	2,119,245	89.5%	2,108,611	87.0%

Residential real estate mortgage:
Multi-family	81,880	3.6%	78,109	3.3%	98,137	4.0%
Mixed use	57,230	2.5%	63,472	2.7%	90,119	3.7%
Single family owner-occupied	38,025	1.7%	40,903	1.7%	53,521	2.2%
Single family nonowner-occupied	26,618	1.2%	27,872	1.2%	35,586	1.5%
HELOC’s	38,823	1.7%	38,716	1.6%	37,738	1.6%
Unimproved land	623	0.0%	626	0.0%	—	0.0%
Total residential real estate mortgage	243,199	10.7%	249,698	10.5%	315,101	13.0%

Total gross non-covered real estate mortgage loans	$2,274,733	100.0%	$2,368,943	100.0%	$2,423,712	100.0%

PACWEST BANCORP AND SUBSIDIARIES

NON-COVERED LOAN CONCENTRATION

REAL ESTATE CONSTRUCTION LOANS

(Unaudited)

	December 31, 2010		September 30, 2010		December 31, 2009
		% of		% of		% of
Loan Category	Balance	Total	Balance	Total	Balance	Total
	(Dollars in thousands)
Commercial real estate construction:
Retail	$20,378	11.4%	$21,817	11.3%	$46,742	10.6%
Industrial/warehouse	11,329	6.3%	9,154	4.8%	57,714	13.1%
Office buildings	3,805	2.1%	5,006	2.6%	37,300	8.5%
Owner-occupied	2,000	1.1%	3,548	1.8%	3,082	0.7%
Healthcare	4,305	2.4%	3,856	2.0%	9,773	2.2%
Gas station	—	0.0%	—	0.0%	12,939	2.9%
Self storage	13,191	7.3%	13,151	6.8%	17,569	4.0%
Land acquisition/development	16,983	9.5%	17,872	9.3%	16,652	3.8%
Unimproved land	26,032	14.5%	28,370	14.7%	39,377	8.9%
Other	9,062	5.0%	16,413	8.5%	24,454	5.6%
Total commercial real estate construction	107,085	59.7%	119,187	61.9%	265,602	60.3%

Residential real estate construction:
Multi-family	26,474	14.8%	24,779	12.9%	38,826	8.8%
Single family owner-occupied	—	0.0%	1,689	0.9%	11,199	2.5%
Single family nonowner-occupied	1,026	0.6%	925	0.5%	32,209	7.3%
Land acquisition/development	1,482	0.8%	1,498	0.8%	33,501	7.6%
Unimproved land	43,412	24.2%	44,517	23.1%	58,949	13.4%
Total residential real estate construction	72,394	40.3%	73,408	38.1%	174,684	39.7%

Total gross non-covered real estate construction loans	$179,479	100.0%	$192,595	100.0%	$440,286	100.0%

PACWEST BANCORP AND SUBSIDIARIES

INFORMATION ABOUT DECEMBER 2010 CLASSIFIED LOAN SALE

(Unaudited)

	Classified Loan Sale
	December 2010
	Carrying	Charge-offs
	Values of	to Allowance
	Loans	for Loan
Loan Category	Sold	Losses
	(In thousands)

Real estate mortgage:
Industrial/warehouse	$19,526	$5,461
Retail	11,754	3,291
Owner-occupied	10,517	2,945
Hotel	8,926	2,499
Office building	8,778	2,458
Other	3,609	984
Total commercial	63,110	17,638
Single family nonowner-occupied	3,894	1,090
Mixed use	5,911	1,655
Total residential	9,805	2,745
Total real estate mortgage	72,915	20,383
Real estate construction - commercial retail	1,997	559
Total classified loans sold	$74,912	$20,942

Included in the above total:
Nonaccrual loans	$17,562
Performing restructured loans	$43,703

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING

ASSETS AND CREDIT QUALITY RATIOS FOR

NON-COVERED LOANS

(Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
Allowance for loan losses (1)	$98,653	$96,494	$118,717
Reserve for unfunded loan commitments (1)	5,675	4,750	5,561
Total allowance for credit losses	$104,328	$101,244	$124,278

Nonaccrual loans (2)	$94,183	$105,539	$240,167
Other real estate owned (2)	25,598	24,598	43,255
Total nonperforming assets	$119,781	$130,137	$283,422

Performing restructured loans (1)	$89,272	$143,407	$181,454

Allowance for credit losses to loans, net of unearned income	3.30%	3.05%	3.35%
Allowance for credit losses to nonaccrual loans	110.77%	95.93%	51.75%
Nonperforming assets to loans, net of unearned income, and other real estate owned	3.76%	3.89%	7.56%
Nonaccrual loans to loans, net of unearned income	2.98%	3.18%	6.48%

(1) Applies to non-covered loans.

(2) Excludes covered nonperforming assets from the Los Padres and Affinity acquisitions.

PACWEST BANCORP AND SUBSIDIARIES

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD

AND NET CHARGE-OFF RATIOS FOR

NON-COVERED LOANS (1)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$101,244	$93,434	$120,586	$124,278	$68,790
Loans charged-off:
Real estate mortgage	(22,591)	(4,601)	(21,865)	(117,029)	(46,047)
Real estate construction	(1,476)	(3,032)	(5,989)	(63,590)	(28,542)
Commercial	(7,311)	(2,074)	(3,936)	(18,548)	(11,982)
Consumer	(1,469)	(218)	(48)	(3,749)	(1,180)
Foreign	(193)	(113)	—	(306)	(368)
Total loans charged off	(33,040)	(10,038)	(31,838)	(203,222)	(88,119)
Recoveries on loans charged-off:
Real estate mortgage	25	—	37	1,222	503
Real estate construction	—	—	453	708	461
Commercial	591	319	126	1,652	548
Consumer	193	348	14	565	151
Foreign	—	131	—	133	44
Total recoveries on loans charged off	809	798	630	4,280	1,707
Net charge-offs	(32,231)	(9,240)	(31,208)	(198,942)	(86,412)
Provision for credit losses	35,315	17,050	34,900	178,992	141,900
Allowance for credit losses, end of period	$104,328	$101,244	$124,278	$104,328	$124,278

Charge-offs on loans sold included in “Loans charged-off” section of table above	$20,942	$—	$—	$144,647	$—

Annualized net charge-off ratios:
Gross net charge-offs to average loans	3.90%	1.09%	3.26%	5.94%	2.22%
Gross net charge-offs, excluding charge-offs on loans sold, to average loans	1.37%	1.09%	3.26%	1.62%	2.22%

(1) Applies only to non-covered loans.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).

The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements:

PACWEST BANCORP AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATIONS

(Unaudited)

	December 31,	September 30,	December 31,
	2010	2010	2009
	(Dollars in thousands)
PacWest Bancorp Consolidated:
Stockholders’ equity	$478,797	$493,762	$506,773
Less: intangible assets	73,144	74,669	33,296
Tangible common equity	$405,653	$419,093	$473,477

Total assets	$5,529,021	$5,742,922	$5,324,079
Less: intangible assets	73,144	74,669	33,296
Tangible assets	$5,455,877	$5,668,253	$5,290,783

Equity to assets ratio	8.66%	8.60%	9.52%
Tangible common equity ratio (1)	7.44%	7.39%	8.95%

Pacific Western Bank:
Stockholder’s equity	$570,118	$582,335	$585,940
Less: intangible assets	73,144	74,669	33,296
Tangible common equity	$496,974	$507,666	$552,644

Total assets	$5,513,601	$5,728,353	$5,313,750
Less: intangible assets	73,144	74,669	33,296
Tangible assets	$5,440,457	$5,653,684	$5,280,454

Equity to assets ratio	10.34%	10.17%	11.03%
Tangible common equity ratio (1)	9.13%	8.98%	10.47%

(1) Calculated as tangible common equity divided by tangible assets.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021